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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
         PURSUANT TO 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                         --------

                                  THE GAP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   364760-10-8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 27, 1999
--------------------------------------------------------------------------------
             (Date of event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              / /   Rule 13d-1(b)
              / /   Rule 13d-1(c)
              /X/   Rule 13d-1(d)



--------------------------
       (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages.
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----------------------
CUSIP No. 375175106                       13G
----------------------

--------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Robert J. Fisher
--------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
          Not Applicable                                             (b) / /
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   3.     SEC USE ONLY

--------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               40,556,957
      NUMBER OF          -------------------------------------------------------
                           6.  SHARED VOTING POWER

     BENEFICIALLY              13,215,802

       OWNED BY          -------------------------------------------------------
                           7.  SOLE DISPOSITIVE POWER

                               40,556,957
      REPORTING          -------------------------------------------------------

                               SHARED DISPOSITIVE POWER
         WITH                  13,215,802

--------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          53,772,759
--------------------------------------------------------------------------------
   10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                 / /

--------------------------------------------------------------------------------
   11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.3%

--------------------------------------------------------------------------------
   12.    TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                               Page 2 of 5 pages.
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Item 1.  ISSUER.

         (a)      NAME OF ISSUER:

                  The Gap, Inc. (the "Issuer")

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  One Harrison Street
                  San Francisco, CA  94105

Item 2.  SECURITY AND BACKGROUND.

         (a)      NAME OF PERSON FILING:

                  Robert J. Fisher (the "Reporting Person")

         (b)      PRINCIPAL BUSINESS ADDRESS:

                  One Maritime Plaza, Suite 1400
                  San Francisco, CA  94111


         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  The Reporting Person is a citizen of the United States.

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock

         (e)      CUSIP NO.:

                  364760-10-8

Item 3. FILINGS UNDER RULES 13d-1(b), OR 13d-2(b) OR (c).

                  Not Applicable.

Item 4.  OWNERSHIP.

         (a)      AMOUNT BENEFICIALLY OWNED:

                  53,772,759

         (b)      PERCENT OF CLASS:

                  6.3%

         (c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS VOTING AND DISPOSITIVE POWER:

                  (i)   Sole power to vote or direct the vote:  40,556,957

                  (ii)  Shared power to vote or to direct the vote:  13,215,802

                  (iii) Sole power to dispose of or to direct the disposition:
                           40,556,957

                                Page 3 of 5 pages.
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                  (iv) Shared power to dispose or to direct the disposition:
                           13,215,802

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

Item 9. NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

Item 10. CERTIFICATION.

                  Not Applicable.


                                Page 4 of 5 pages.
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                                   SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.




                                                        February 14, 2000
                                                   ---------------------------
                                                              Date


                                                    By:  /s/ Robert J. Fisher
                                                       ----------------------
                                                    Robert J. Fisher



                                Page 5 of 5 pages.